Exhibit 10.11
PELOTON INTERACTIVE, INC.
125 W. 25TH ST., 11TH FLOOR NEW YORK, NY 10001

March 7, 2022

Andrew Rendich

Dear Andrew:
Peloton Interactive, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.Position. Your initial title will be Chief Supply Chain Officer and you will initially report to the Company’s Chief Executive Officer, Barry McCarthy. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.Cash Compensation. The Company will pay you a starting salary at the rate of $1,000,000.00 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
3.Relocation Support. The Company will provide you with comprehensive relocation services through our relocation provider, UrbanBound, up to a maximum of $100,000.00. All relocation services must be completed within 12 months of your start date. Should your employment with the Company terminate prior to your one-year anniversary, for any reason other than termination by the Company without Cause, you will be required to reimburse the Company a prorated share of the relocation package (which share will be based on the number of months remaining between the date of termination and the date of your one-year anniversary with the Company). The Company shall have a right to offset any such reimbursement obligation against any sums it might otherwise owe to you in the event of such termination. You acknowledge and agree the Company has full discretion to determine whether and to what extent these arrangements result in compensation to you and whether any tax withholding is appropriate.

4.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
5.Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be eligible to receive an equity award of the Company’s Common Stock valued at $5,500,000.00 in the aggregate on the date of grant. Within several weeks of your hire date, you’ll be able to elect to receive this award in the form of stock options, restricted stock units or a 50/50 combination of the two (collectively, “Equity Award”). The Equity Award will be subject to the terms and conditions applicable under the Company’s 2019 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option or Restricted Stock Unit Agreement. You shall vest as to 25% of the Equity Award on the 1-year anniversary of the first Quarterly Vesting Date (as defined below) following your start date and as to 1/16th of the Equity Award on each Quarterly Vesting Date thereafter, subject to your continuous service through each such date (as set forth in Stock Option Agreement or Restricted Stock Unit Agreement). A “Quarterly Vesting Date” is the first trading day on or after each of February 15, May 15, August 15, and November 15. More information on the timing to make your election and the differences between the equity choices will be provided to you prior to your election deadline.
6.Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.
7.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
8.Introductory Period. It is understood and agreed that the first ninety (90) days of your employment shall be an Introductory Period, during which period your manager will be responsible for periodically evaluating your performance and behaviors, clarifying expectations, coaching on areas for improvement. Successful completion of the Introductory Period is required for your continued employment at Peloton; however, nothing about the Introductory Period has any effect on the at-will nature of your employment, and both you and Peloton remain free to end your employment at any time, with or without cause or notice.
9.Tax Matters.

(a)Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.
10.Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York in connection with any Dispute or any claim related to any Dispute.
* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on March 11, 2022. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. In addition, your employment is contingent on satisfactory review of a background check and upon your starting work with the Company on a future date which is to be decided upon by both parties.
If you have any questions, please feel free to reach out.

Very truly yours,

PELOTON INTERACTIVE, INC.

/s/ Barry McCarthy
By: Barry McCarthy
Title: Chief Executive Officer

I have read and accept this employment offer:

/s/ Andrew Rendich
Signature of Employee

Dated: 03/07/2022

Attachment
Exhibit A: Proprietary Information and Inventions Agreement